Exhibit 4.1

Certificate of Designations

Of

Series A Fixed Rate Cumulative Perpetual Preferred Stock

Of

GENERAL MOTORS COMPANY

General Motors Company (formerly known as NGMCO, Inc.), a Delaware corporation and successor-in-interest to Vehicle Acquisition Holdings LLC (the “Corporation”), hereby certifies that the following resolution was adopted by the board of directors of the Corporation (the “Board of Directors”) or an authorized committee of the Board of Directors in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware on July 8, 2009:

RESOLVED, that pursuant to the provisions of the certificate of incorporation and the bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $0.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions, of the shares of such series be and hereby are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of preferred stock designated as the “Series A Fixed Rate Cumulative Perpetual Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of the Series A Preferred Stock shall be 360,000,000. Such number of shares may be decreased by resolution of the Board of Directors, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of shares of the Series A Preferred Stock to a number less than the number of shares then outstanding.

Part 2. Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

(b) “Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year.

(c) “Junior Stock” means any preferred stock other than this Series A Preferred Stock, the Common Stock and any other class or series of stock of the Corporation.

(d) “Liquidation Amount” means $25 per share of the Series A Preferred Stock.

Part. 4. Certain Voting Matters. For purposes of determining the voting rights of the holders of the Series A Preferred Stock under Section 7 of the Standard Provisions forming part of this Certificate of Designations, each holder will be entitled to one vote for each $25 of Liquidation Amount to which such holder’s shares are entitled.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by Sadik Malik, its Vice President and Treasurer, this 9th day of July, 2009.

GENERAL MOTORS COMPANY

By:	/s/ Sadik Malik
Name:	Sadik Malik
Title:	Vice President and Treasurer

Signature Page to Certificate of Designations of Series A Preferred Stock

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters; Ranking. Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designations. The Series A Preferred Stock shall rank senior to the Junior Stock in respect of the right to receive dividends and the right to receive payments or distributions out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to the Series A Preferred Stock:

(a) “Agent Members” has the meaning set forth in Section 13(d).

(b) “Applicable Dividend Rate” means 9% per annum.

(c) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(d) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(e) “Certificate of Designations” means the Certificate of Designations or comparable instrument relating to the Series A Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(f) “Charter” means the Corporation’s Amended and Restated Certificate of Incorporation, as such may be amended or restated from time to time.

(g) “Dividend Period” has the meaning set forth in Section 3(a).

(h) “Dividend Record Date” has the meaning set forth in Section 3(a).

(i) “DTC” has the meaning set forth in Section 9.

(j) “First Optional Redemption Date” has the meaning set forth in Section 5(a).

(k) “Global Share” means a share of Series A Preferred Stock in the form of a permanent global stock certificate, in definitive, fully registered form.

(l) “Global Share Legend” has the meaning set forth in Section 13(d).

(m) “Original Issue Date” means the date on which shares of the Series A Preferred Stock are first issued.

(n) “Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(o) “Preferred Director” has the meaning set forth in Section 7(b).

(p) “Preferred Share Register” has the meaning set forth in Section 15(a).

(q) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

(r) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(t) “Series A Preferred Share Certificate” has the meaning set forth in Section 13.

(u) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(v) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designations relating to the Series A Preferred Stock.

(w) “Redemption Price” has the meaning set forth in Section 5(a).

(x) “Transfer Agent” has the meaning set forth in Section 17.

Section 3. Dividends.

(a) Rate. Holders of the Series A Preferred Stock shall be entitled to receive, on each share of the Series A Preferred Stock, if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of the Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Series A Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date), and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends shall be payable nor shall interest accrue on the amount payable as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”; provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the Dividend Payment Date immediately following the Original Issue Date.

Dividends that are payable on Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on the Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and actual days elapsed over a 30-day month.

Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of the Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of the Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designations).

(b) Priority of Dividends. So long as any share of the Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock, and no Common Stock or Junior Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, as provided in Section 3(a) above, any dividends on such amount), on all outstanding shares of the Series A Preferred Stock have been or are contemporaneously declared and paid in full in cash (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of the Series A Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) a dividend payable on any Junior Stock in shares of any other Junior Stock, or to the acquisition of shares of any Junior Stock in exchange for, or through application of the proceeds of the sale of, shares of any other Junior Stock; (ii) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount pursuant to a publicly announced repurchase plan); provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (iii) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (iv) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (v) the exchange or conversion of Junior Stock for or into other Junior Stock (with the same or lesser aggregate liquidation amount). “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date in full on shares of the Series A Preferred Stock, all dividends declared on the Series A Preferred Stock and payable on such Dividend Payment Date shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of the Series A Preferred Stock (including, as provided in Section 3(a) above, any dividends on such amount) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, all accrued but unpaid dividends) bear to each other.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of the Series A Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid in full the respective amounts of the liquidation preferences thereof, which in the case of the Series A Preferred Stock shall be the Liquidation Amount, plus an amount equal to all accrued and unpaid dividends, if any (including, as provided in Section 3(a) above, any dividends on such amount), whether or not declared, prior to such distribution or payment date. If such payment shall have been made in full to the holders of the Series A Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the amounts so payable are not paid in full to the holders of all outstanding shares of the Series A Preferred Stock, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of the foregoing provisions of this Section 4.

Section 5. Redemption.

(a) Optional Redemption. The Series A Preferred Stock may not be redeemed by the Corporation prior to December 31, 2014 (the “First Optional Redemption Date”). On or after that date, the Corporation, at its option, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of the Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price per share equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, as provided in Section 3(a) above, any dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption (the “Redemption Price”).

The Redemption Price for any shares of the Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the Redemption Price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Mandatory Redemption; No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, mandatory repurchase, sinking fund or other similar provisions. Holders of the Series A Preferred Stock will have no right to require redemption or repurchase of any shares of the Series A Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of the Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this subsection (c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of the Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Preferred Stock. Notwithstanding the foregoing, if shares of the Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of the Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, but failure duly to give such notice to any holder of shares of the Series A Preferred Stock designated for redemption or any defect in such notice shall not affect the validity of the proceedings for the redemption of any other shares of the Series A Preferred Stock.

(d) Partial Redemption. In case of any redemption of part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of the Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors or a duly authorized committee thereof, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate (if the shares of Series A Preferred Stock are not in book-entry form) for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of such amounts.

(f) Status of Redeemed Shares. Shares of the Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of the Series A Preferred Stock may be reissued only as shares of any series of the Preferred Stock other than the Series A Preferred Stock).

Section 6. Conversion. Holders of the Series A Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of the Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Series A Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of the Series A Preferred Stock have not been paid for an aggregate of six quarterly Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased to accommodate the number of the Preferred Directors specified below and the holders of the Series A Preferred Stock shall have the right, voting as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, as provided in Section 3(a) above, any dividends on such amount), on all outstanding shares of the Series A Preferred Stock have been declared and paid in full, at which time such right shall terminate with respect to the Series A Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent payment failure of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of the Series A Preferred Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of the Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders of a majority of the shares of the Series A Preferred Stock at the time outstanding voting separately as a class, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of the Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of the Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior or Pari Passu Stock. Any amendment or alteration of the Certificate of Designations for the Series A Preferred Stock or the Charter (including any amendment to the Charter effectuated by a certificate of designations) to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to or pari passu with the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of the Series A Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designations for the Series A Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; provided, however, that notwithstanding anything to the contrary herein, the vote of 100% of the shares of the Series A Preferred Stock at the time outstanding shall be necessary to (A) reduce the Liquidation Amount, (B) reduce the Applicable Dividend Rate, (C) provide for the payment of dividends on the Series A Preferred Stock to be made in other than U.S. dollars, (D) change any Dividend Payment Date or the First Optional Redemption Date or (E) make dividends on the Series A Preferred Stock non-cumulative; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with or into another corporation or other entity, unless in each case (x) the shares of the Series A Preferred Stock remain outstanding and are not amended in any respect or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of the Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of the Preferred Stock, ranking junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series A Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of the Series A Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Series A Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of the Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules that the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and any transfer agent for the Series A Preferred Stock may deem and treat the record holder of any share of the Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of the Series A Preferred Stock are issued in book-entry form through The Depository Trust Corporation (“DTC”) or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No holder of the Series A Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right or any other right to remediate dilution with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of the Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

Section 13. Form.

(a) The Series A Preferred Stock shall be initially issued in substantially the form set forth in Exhibit A (“Series A Preferred Share Certificate”) and shall have such insertions as are appropriate or required or permitted by this Certificate of Designations and may have such letters, numbers or other marks of identification and such legends and endorsements, stamped, printed, lithographed or engraved thereon, as the Corporation may deem appropriate and as are not inconsistent with the provisions of this Certificate of Designations, such as may be required to comply with this Certificate of Designations, any law or any rule of any securities exchange on which the Series A Preferred Stock may be listed, and such as may be necessary to conform to customary usage.

(b) If the Series A Preferred Stock is sold pursuant to an effective registration statement filed with the Securities and Exchange Commission, or if the Corporation so elects at any time, any Series A Preferred Share Certificates may be presented to the Transfer Agent by holders in exchange for one or more Global Shares up to the aggregate number of shares of Series A Preferred Stock then outstanding, to be registered in the name of DTC, or its nominee, and delivered by the Transfer Agent to DTC, or its custodian, for crediting to the accounts of its participants pursuant to the procedures of DTC. Upon such presentation, the Corporation shall execute a Global Share representing such aggregate number of shares of Series A Preferred Stock and deliver the same to the Transfer Agent for authentication and delivery.

(c) Any Global Share shall bear the legend substantially in the form set forth in Exhibit C hereto (the “Global Share Legend”).

(d) So long as a Global Share is registered in the name of DTC or its nominee, members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designation with respect to the Global Share held on their behalf by DTC or the Transfer Agent as its custodian, and DTC may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Share for all purposes. Accordingly, any such owner’s beneficial interest in such Global Share will be shown only on, and the transfer of such interest shall be effected only through, records maintained by DTC or its nominee or its Agent Members, and neither the Corporation nor the Transfer Agent shall have any responsibility with respect to such records maintained by DTC or its nominee or its Agent Members. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder.

(e) Any holder of a Global Share registered in the name of DTC or its nominee shall, by acceptance of such Global Share, agree that transfers of beneficial interests in such Global Share may be effected only through a book-entry system maintained by the holder of such Global Share (or its agent), and that ownership of a beneficial interest in the Series A Preferred Stock represented thereby shall be required to be reflected in book-entry form.

(f) Transfers of a Global Share registered in the name of DTC or its nominee shall be limited to transfers in whole, and not in part, to the Corporation, DTC, their successors, and their respective nominees. Interests of beneficial owners in a Global Share registered in the name of DTC or its nominee shall be transferred in accordance with the rules and procedures of DTC.

(g) A Global Share registered in the name of DTC or its nominee shall be exchanged for certificated shares of Series A Preferred Stock only if DTC (A) has notified the Corporation that it is unwilling or unable to continue as or ceases to be a clearing agency registered under Section 17A of the Exchange Act, and (B) a successor to DTC registered as a clearing agency under Section 17A of the Exchange Act is not able to be appointed by the Corporation within 90 days or DTC is at any time unwilling or unable to continue as a depositary and a successor to DTC is not able to be appointed by the Corporation within 90 days. In any such event, a Global Share registered in the name of DTC or its nominee shall be surrendered to the Transfer Agent for cancellation, and the Corporation shall execute, and the Transfer Agent shall countersign and deliver, to each beneficial owner identified by DTC, in exchange for such beneficial owner’s beneficial interest in such Global Share, certificated shares of the Series A Preferred Stock representing, in the aggregate, the number of shares theretofore represented by such Global Share with respect to such beneficial owner’s respective beneficial interest. Any certificated share of Series A Preferred Stock delivered in exchange for an interest in a Global Share pursuant to this Section shall not bear the Global Share Legend. Interests in the Global Shares may not be exchanged for certificated shares of Series A Preferred Stock other than as provided in this Section 13(g).

(h) The holder of a Global Share registered in the name of DTC or its nominee may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a holder is entitled to take under this Certificate of Designations.

Section 14. Transfer Restrictions and Legends. (a) Each Series A Preferred Share Certificate issued hereunder shall bear the legend set forth in Exhibit A hereto.

(i) Shares of Series A Preferred Stock may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of by a holder except pursuant to (A) a registration statement that has become effective under the Securities Act or (B) pursuant to an exemption from the registration requirements of the Securities Act, including Rule 144 under the Securities Act.

(ii) Any shares of Series A Preferred Stock as to which such restrictions on transfer shall have expired in accordance with their terms such that they can be freely sold without limits under the Securities Act and any applicable state securities law may, upon surrender of the Series A Preferred Share Certificate representing such shares for exchange in accordance with the procedures of the Transfer Agent (as defined in Section 17 below) (together with any legal opinions, certifications or other evidence as may reasonably be required by the Corporation or the Transfer Agent in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws), be exchanged for a new Series A Preferred Share Certificate for a like number of shares, which shall not bear such legend.

(b) Any shares of Series A Preferred Stock that are purchased or owned by the Corporation or any “affiliate” thereof (as defined under Rule 144 under the Securities Act) may not be resold by the Corporation or such affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such shares no longer being “restricted securities” (as defined in Rule 144 under the Securities Act).

Section 15. Transfer, Exchange and Substitution. (a) Series A Preferred Share Certificates shall be issued in registered form only. The Corporation shall cause to be kept at the office of the Transfer Agent, and the Transfer Agent shall maintain, a register (the “Preferred Share Register”) in which, subject to such reasonable regulations as the Corporation may prescribe, the Corporation shall provide for the registration of shares and transfers, exchanges or substitutions of Series A Preferred Share Certificates as herein provided. All Series A Preferred Share Certificates issued upon any registration of transfer or exchange of or substitution for shares shall be valid obligations of the Corporation, evidencing the same obligations, and entitled to the same benefits under this Certificate of Designations, as Series A Preferred Share Certificates surrendered for such registration of transfer, exchange or substitution.

(b) A holder may transfer a Series A Preferred Share Certificate only upon surrender of such Series A Preferred Share Certificate for registration of transfer. Series A Preferred Share Certificates may be presented for registration of transfer and exchange at the offices of the Transfer Agent with a written instruction of transfer in form satisfactory to the Transfer Agent, duly executed by such holder or by such holder’s attorney, duly authorized in writing. Such holder will also provide a written certificate (substantially in the form of Exhibit B hereto) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Series A Preferred Share Certificates. The Transfer Agent shall be entitled to conclusively rely upon any such certification in connection with the transfer of a Series A Preferred Share Certificate hereunder and shall have no responsibility to monitor or verify whether any such transfer complies with the requirements hereunder or otherwise complies with the Securities Act. No such transfer shall be effected until, and the transferee shall succeed to the rights of a holder only upon, final acceptance and registration of the transfer in the Preferred Share Register by the Transfer Agent. Prior to the registration of any transfer of a Series A Preferred Share Certificate by a holder as provided herein, the Corporation, the Transfer Agent, and any agent of the Corporation or the Transfer Agent may treat the person in whose name Series A Preferred Share Certificates are registered as the owner thereof for all purposes and as the person entitled to exercise the rights represented thereby, any notice to the contrary notwithstanding.

(c) Every Series A Preferred Share Certificate presented or surrendered for registration of transfer or for exchange or substitution shall (if so required by the Corporation or the Transfer Agent) be duly endorsed, or be accompanied by a duly executed instrument of transfer in form satisfactory to the Corporation and the Transfer Agent, by the holder thereof or such holder’s attorney duly authorized in writing.

(d) When Series A Preferred Share Certificates are presented to the Transfer Agent with a request to register the transfer of, or to exchange or substitute, such Series A Preferred Share Certificates, the Transfer Agent shall register the transfer or make the exchange or substitution as requested if its requirements for such transactions and any applicable requirements hereunder are satisfied. To permit registrations of transfers, exchanges and substitutions, the Corporation shall execute Series A Preferred Share Certificates at the Transfer Agent’s request and the Transfer Agent shall countersign and deliver such Series A Preferred Share Certificates. No service charge shall be made for any registration of transfer or exchange of or substitution for Series A Preferred Share Certificates, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer of Series A Preferred Share Certificates.

(e) If less than all shares represented by a Series A Preferred Share Certificate are transferred, exchanged or substituted in accordance with this Certificate of Designations, the Series A Preferred Share Certificate shall be surrendered to the Transfer Agent and a new Series A Preferred Share Certificates for a number of shares equal to the shares represented by such Series A Preferred Share Certificate that were not transferred, exchanged or substituted, registered in such name or names as may be directed in writing by the surrendering holder, shall be executed by the Corporation and delivered to the Transfer Agent and the Transfer Agent shall countersign such new Series A Preferred Share Certificate and shall deliver such new Series A Preferred Share Certificate to the person or persons entitled to receive the same.

Section 16. Surrender of Series A Preferred Share Certificates. Any Series A Preferred Share Certificate surrendered for registration of transfer, exchange, or substitution of shares represented thereby shall, if surrendered to the Corporation, be delivered to the Transfer Agent, and all Series A Preferred Share Certificates surrendered or so delivered to the Transfer Agent shall be promptly cancelled by the Transfer Agent and shall not be reissued by the Corporation and no Series A Preferred Share Certificate shall be issued hereunder in lieu thereof. The Transfer Agent shall deliver to the Corporation from time to time or otherwise dispose of such cancelled shares as the Corporation may direct.

Section 17. Transfer Agent And Registrar. The duly appointed Transfer Agent and Registrar for the Series A Preferred Stock shall be General Motors Company (the “Transfer Agent”). The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal; provided further that such successor transfer agent shall be the Transfer Agent for purposes of this Certificate of Designations.

EXHIBIT A

FORM OF SERIES A FIXED RATE CUMULATIVE

PERPETUAL PREFERRED STOCK

($25 LIQUIDATION PREFERENCE)

NUMBER	SHARES
[ ]	[ ]

CUSIP [ ]

GENERAL MOTORS COMPANY

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

THIS CERTIFICATE IS TRANSFERABLE

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF AN EQUITY REGISTRATION RIGHTS AGREEMENT, DATED JULY 10, 2009, AMONG THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO THEREIN, COPIES OF WHICH ARE ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

This is to certify that                         , is the owner of                      fully paid and non-assessable shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $0.01 par value, liquidation preference $25.00 per share (the “Stock”), of GENERAL MOTORS COMPANY (formerly known as NGMCO, Inc. and successor-in-interest to Vehicle Acquisition Holdings LLC) (the “Corporation”), transferable on the books of the Corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

This certificate is not valid or obligatory for any purpose unless countersigned and registered by the Transfer Agent and Registrar.

Witness the facsimile signatures of its duly authorized officers.

Dated: July     , 2009

Name:	Name:
Title:	Title:

Countersigned and Registered

,
as Transfer Agent and Registrar

By:
Authorized Signature

2

GENERAL MOTORS COMPANY

GENERAL MOTORS COMPANY (formerly known as NGMCO, Inc. and successor-in-interest to Vehicle Acquisition Holdings LLC) (the “Corporation”) will furnish, without charge to each stockholder who so requests, a copy of the certificate of designations establishing the powers, preferences and relative, participating, optional or other special rights of each class of stock of the Corporation or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights applicable to each class of stock of the Corporation or series thereof. Such information may be obtained by a request in writing to the Secretary of the Corporation at its principal place of business.

This certificate and the share or shares represented hereby are issued and shall be held subject to all of the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and the Certificate of Designations of the Series A Fixed Rate Cumulative Perpetual Preferred Stock (Liquidation Preference $25.00 per share) (copies of which are on file with the Transfer Agent), to all of which the holder, by acceptance hereof, assents.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full to applicable laws or regulations:

TEN COM	-	as tenants in common	UNIF GIFT MIN ACT- Custodian
TEN ENT	-	as tenants by the entireties	(Minor) (Cust)
JT TEN	-	as joint tenants with right of	under Uniform Gifts to Minors Act
survivorship and not as
		tenants in common	(State)

Additional abbreviations may also be used though not in the above list.

    For value received,                          hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE

shares

of the capital stock represented by the within certificate, and do(es) hereby irrevocably constitute and appoint                     , Attorney to transfer the said stock on the books of the within named Corporation with full power of substitution in the premises.

3

Dated

Signature

	NOTICE:	The signature to this assignment must correspond with the name as written upon the face of this certificate in every particular, without alteration or enlargement or any change whatever.

SIGNATURE GUARANTEED

NOTICE: The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

4

EXHIBIT B

FORM OF CERTIFICATE OF COMPLIANCE WITH TRANSFER RESTRICTIONS

In connection with the sale, assignment and transfer of                      shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock by                                          unto                                                               (Please insert social security or other Taxpayer Identification Number of assignee) prior to the expiration of the holding period applicable to sales thereof under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), the undersigned confirms that such shares are being transferred:

☐	To GENERAL MOTORS COMPANY (the “Issuer”) or any subsidiaries thereof; or

☐	Pursuant to a registration statement that has become effective under the Securities Act; or

☐	Pursuant to an exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act.

Prior to the registration of any transfer in accordance with the third box above, the Issuer and the Transfer Agent reserve the right to require the delivery of such legal opinion, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws.

Unless one of the boxes is checked, the Transfer Agent will refuse to register any of the shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock evidenced by this certificate in the name of any person other than the registered holder thereof.

Date: [                    ]

[Insert name of transferee]

By:
Name:
Title:

EXHIBIT C

GLOBAL SHARE LEGEND

UNLESS THIS GLOBAL SHARE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GENERAL MOTORS COMPANY (FORMERLY KNOWN AS NGMCO, INC. AND SUCCESSOR-IN-INTEREST TO VEHICLE ACQUISITION HOLDINGS LLC) (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFER OF THIS GLOBAL SHARE SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO THE COMPANY, DTC, THEIR SUCCESSORS AND THEIR RESPECTIVE NOMINEES.